Exhibit 1.1

Member FINRA/SIPC
1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

February 6, 2024

Michael Heltzen

Invizyne Technologies Inc.

750 Royal Oaks Drive, Suite 106

Monrovia, CA 91016

Mr. Heltzen,

Re:	Engagement as Qualified Independent Underwriter

This letter (the “Agreement”) will confirm the basis upon which Invizyne Technologies Inc. (the “Company”) has engaged Digital Offering, LLC (together with its affiliates, control persons, officers, directors, employees and agents, “Digital Offering”), to act as Company’s qualified independent underwriter in in connection with an offering of the common stock of Invizyne Technologies Inc. (the “Company”) and such other securities as may be necessary for a successful offering (collectively referred herein as the “Securities”), on terms and conditions to be mutually agreed between the Company and the Qualified Independent Underwriter (the “Offering”).

1. Services to be Rendered. Digital Offering will render services as, the “qualified independent underwriter,” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to the Offering. In connection with such role, Digital Offering will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of Company. For the avoidance of doubt, Digital Offering is not serving as a placement agent or underwriter for the Offering and is not soliciting or identifying potential investors for the Offering and Digital Offering will not be communicating with investors with regards to the Offering. Company acknowledges that it, and not Digital Offering, is ultimately responsible for the successful completion of the Offering.

2. Fees and Expenses.

A. Fee. In consideration for its services to the Company hereunder, Digital Offering shall be paid a fee equal to $100,000, which $25,000 shall be paid on execution and $75,000 shall be paid on the effectiveness of the registration statement.

B. Expenses. Digital Offering shall be reimbursed, up to a maximum of $5,000 in the aggregate, for its reasonable and documented out-of-pocket expenses incurred by it in connection with its engagement hereunder, including (i) the reasonable fees and disbursements of counsel retained by Digital Offering in connection with its services hereunder and (ii) travel and related expenses that are necessary in connection with Digital Offering’s services hereunder.

C. GENERAL. Each of the Company and Digital Offering acknowledges and agrees that the Company shall have no obligation to pay any fee or reimbursement obligation to Digital Offering arising from Digital Offering’s engagement by the Company hereunder; provided, however, that the Company shall be responsible for the Company’s indemnification obligations provided in Annex I.

3. Due Diligence. It is understood that Digital Offering’s role in the Offering will be subject to the satisfactory completion of investigation and inquiry into the affairs of Company as Digital Offering deems appropriate and necessary under the circumstances (“Due Diligence”) and the approval of Digital Offering’s internal committee. Digital Offering shall have the right, in its sole discretion, to terminate its involvement in the Offering if the outcome of the Due Diligence is not to its satisfaction or if approval of its internal committee is not obtained (“Early Termination”).

4. Reliance on Company Representations and Warranties. The Company hereby agrees that Digital Offering shall be entitled to rely on each of the Company’s representations and warranties contained in the definitive Common Stock Purchase Agreement to be entered into by and between the Company and BRPCII in connection with the Offering and any certificates or other expressly documents provided thereunder, as though made by the Company directly to Digital Offering herein as of the date of such Common Stock Purchase Agreement.

5. Term and Termination of Engagement. The term of this Agreement shall commence on the date of this Agreement and terminate on the later of (i) October 1, 2024 and the effective date of the Company’s initial Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission in connection with the Offering (the “Term”). Company may earlier terminate this Agreement at any time by providing prior written notice of such termination to Digital Offering. Digital Offering’s engagement hereunder also terminates prior to expiration upon Early Termination. In the event this Agreement expires or is terminated, the rights and obligations of the parties shall cease except as set forth in the following Sections that shall survive such termination or expiration, as well as Annexes I and II: Sections 2 and 6.

6. Indemnification and Contribution. In consideration of and as a condition precedent to Digital Offering undertaking the engagement contemplated by this letter, Company agrees to the indemnification provisions and other matters set forth in Annex I, which is incorporated by reference into this Agreement. These provisions will apply regardless of whether the proposed Offering is consummated.

[Remainder of page left blank intentionally – signature page follows]

Company and Digital Offering agree that the provisions set forth in Annex I and Annex II attached to this Agreement form an integral part of this Agreement and are hereby incorporated by reference in their entirety. Capitalized terms used but not defined in any of the Annexes hereto shall have the meanings assigned to them in this Agreement. All references in the Annexes hereto to this “Agreement” shall mean this Agreement (including the Annexes).

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the date hereof.

Accepted and agreed as of the date first written above:

DIGITAL OFFERING, LLC

By:	/S/ Gordon McBean
Gordon McBean
CEO

This Agreement contains a predispute arbitration provision in Annex II(A) beginning on page 1 of Annex II.

Invizyne Technologies Inc.

By:	/S/ Michael Heltzen
Name:	Michael Heltzen
Title:	Chief Executive Officer

ANNEX I

Indemnification Provisions

In the event that Digital Offering, the respective shareholders, directors, officers, agents or employees of Digital Offering, or any other person controlling Digital Offering (collectively, together with Digital Offering, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including equity holders of Company, in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Annex I is attached (the “engagement”), including related to or arising out of or in connection with Digital Offering’s services (whether occurring before, at or after the date hereof) under the Agreement, or the transactions identified in the engagement or any proposed transaction contemplated by the Agreement or any Indemnified Person’s role in connection therewith, whether or not resulting from an Indemnified Person’s negligence, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to any private placement memorandum, offering summary, slide decks, registration statement, prospectus and any prospectus supplement or other offering materials used to offer securities of Company in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Offering Materials”), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Company will reimburse such Indemnified Person for its reasonable and documented legal and other expenses (including without limitation the reasonable and documented costs and expenses incurred in connection with investigating any potential Losses or claims, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal (without right of appeal) in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of Digital Offering or any other Indemnified Person has resulted primarily and directly from the gross negligence, bad faith or willful misconduct of Digital Offering, then Digital Offering will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Digital Offering or any other Indemnified Person which is the subject of such determination. Company will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal (without right of appeal) to have resulted primarily and directly from the willful misconduct, bad faith or gross negligence of Digital Offering or any other Indemnified Person.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence, bad faith or willful misconduct of Digital Offering (as described above), Company and Digital Offering shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Company, on the one hand, and by Digital Offering and/or any other Indemnified Person, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Company on the one hand and of Digital Offering and/or any other Indemnified Person on the other hand; provided, however, that in no event shall the amounts to be contributed by Digital Offering exceed the fees actually received by Digital Offering in the engagement. Relative benefits to Company, on the one hand, and Digital Offering and/or any other Indemnified Person, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or to be received by Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by Digital Offering in the engagement.

Company also agrees that neither Digital Offering nor any other Indemnified Person shall have any liability to Company or any person asserting claims on behalf or in right of Company in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by Company are finally determined by a court or arbitral tribunal (without right of appeal) to have resulted primarily and directly from the willful misconduct, bad faith or gross negligence of Digital Offering or any other Indemnified Person in performing the services that are the subject of the engagement.

If at any time an Indemnified Person requests Company to reimburse the Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this indemnity agreement, Company will be liable for any settlement of any Proceedings effected without its written consent if (i) the proposed settlement is entered into more than 30 days after receipt by Company of the request for reimbursement, (ii) Company has not reimbursed the Indemnified Person within 30 days of such request for reimbursement, (iii) the Indemnified Person delivered written notice to Company of its intention to settle and the failure to pay within such 30 day period, and (iv) Company does not, within 15 days of receipt of the notice of the intention to settle and failure to pay, reimburse the Indemnified Person for such legal or other expenses and object to the Indemnified Person’s seeking to settle such Proceedings.

Company’s reimbursement, indemnity and contribution obligations hereunder will be in addition to any liability that it may otherwise have, and will inure to the benefit of any successors, assigns, heirs and representatives of each Indemnified Person. Solely for the purpose of enforcing the letter agreement, Company hereby consents to personal jurisdiction and venue in any court in which any Proceeding is brought.

Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The provisions of this Annex I shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

In the event Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, Company will give prompt prior notice thereof to Digital Offering and will make proper provision in a manner reasonably satisfactory to Digital Offering so that Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

Member FINRA/SIPC
1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

ANNEX II

Standard Terms and Provisions

A. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. This agreement contains a predispute arbitration clause. Venue for any dispute shall be in Santa Clara County, California . By signing an arbitration agreement the parties agree as follows:

●	All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

●	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

●	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

●	The arbitrators do not have to explain the reason(s) for their award.

●	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

●	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

●	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

Any dispute or controversy arising out of this agreement or regarding the interpretation, application, or breach of this Agreement shall be determined by arbitration conducted in accordance with the rules of the Financial Industry Regulatory Authority as then in effect. Any arbitration award shall be final and binding upon Company and Digital Offering, and judgment on the award may be entered in any court having jurisdiction. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein. Each party will share equally in the fees and expenses of the arbitrator and the arbitration. In the event of any dispute or litigation or other proceeding between the parties with respect to any provision of this Agreement or arising from the engagement contemplated under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of the reasonable and documented fees and disbursements of the prevailing party’s attorney to the extent that they relate to such dispute, litigation, or other proceeding. The proceedings will be conducted in English. Notwithstanding the foregoing, it is expressly agreed that either party may seek injunctive relief, at any time, in an appropriate court of law or equity to enforce its rights hereunder.

Member FINRA/SIPC
1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

B. No Fiduciary Obligations. Company is a sophisticated business enterprise that has retained Digital Offering for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement. In addition, Company acknowledges and agrees that Digital Offering has been retained under the letter agreement to act as an advisor solely to Company and not as an advisor to any other person, and that no other person, including any employee, equityholder or creditor of Company, shall be a beneficiary or acquire or have any right under or by virtue of the Agreement as against Digital Offering or its affiliates, or their respective directors, officers, employees or agents, successors or assigns.

C. Reliance on Others. Company acknowledges that Digital Offering is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Company confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice. Company that it will consult with its own advisors concerning such matters and be responsible for making its own independent investigation and appraisal of any Offering, and that Digital Offering has no responsibility or liability to Company with respect to such matters. Company acknowledges that any advice given by Digital Offering to Company is solely for benefit and use of Company’s board of directors and may not be used, reproduced, disseminated, quoted or referred to without Digital Offering’s prior written consent.

D. Confidentiality. Company and Digital Offering acknowledges that this Agreement and all opinions and advice (whether written or oral) given by Digital Offering to Company in connection with Digital Offering’s engagement are intended solely for the benefit and use of Company. Company and Digital Offering further acknowledges that neither the terms of this Agreement nor any of Digital Offering’s opinions or financial advice will be disclosed to any third party, without the prior written consent of each of Digital Offering, and the Company except as required by law.

E. Announcement of Offering. Company and Digital Offering acknowledge and agree that Digital Offering and its counsel may not make public its involvement with Company or utilize Company’s trademarks and logos in publications, press releases and marketing materials relating to publicizing their involvement without the prior written consent of the Company. Digital Offering’s counsel is a third-party beneficiary of this Section.

F. Research Matters. By entering into this Agreement or serving as an underwriter or placement agent in the Offering, Digital Offering does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of Company and Company hereby acknowledges and agrees that Digital Offering’s selection as an underwriter or placement agent for the Offering was in no way conditioned, explicitly or implicitly, on Digital Offering providing favorable or any research coverage of Company. In accordance with FINRA Rule 2241, the parties acknowledge and agree that Digital Offering has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to Company or inducement for the receipt of business or compensation.

Member FINRA/SIPC
1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

G. Other Investment Banking Services. Company acknowledges that Digital Offering and its affiliates (and any co-agents) are securities firms engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, Digital Offering and its affiliates and co-agents may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers, in Company’s debt or equity securities, Company’s affiliates or other entities that may be involved in the transactions contemplated by this Agreement. In addition, Digital Offering and its affiliates and co-agents may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to Company or the Offering. Company also acknowledges that Digital Offering and its affiliates and co-agents have no obligation to use in connection with this engagement or to furnish Company confidential information obtained from other companies. Furthermore, Company acknowledges Digital Offering may have fiduciary or other relationships whereby it or its’ affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of Company or others with interests in respect of any Offering. Company acknowledges that Digital Offering or such affiliates or co-agents may exercise such powers and otherwise perform their respective functions in connection with such fiduciary or other relationships without regard to their relationship to Company hereunder.

H. Company Verification. In compliance with federal law and other applicable regulations, Digital Offering may be required to obtain, verify, and record information that identifies each client with whom Digital Offering conducts business and to determine the source of funding for contemplated transactions. If Digital Offering is so required to obtain, verify, and record such information , Digital Offering may conduct a general background investigation on Company and its officers and directors and may ask Company to provide copies of identifying documents for its organization (i.e., certificate of incorporation and tax identification number) as well as identifying information for executive management and board members, as applicable. If Digital Offering is so required to obtain, verify, and record such information, Company hereby consents to the performance of such background investigation and authorize Digital Offering and its agents to request and obtain information about Company and its officers and directors from various sources, and further authorize any and all such sources to disclose to Digital Offering and its agents such information as they may request in connection with the foregoing. Digital Offering may be required to disclose this information pursuant to applicable laws (including the USA Patriot Act), rules or regulations, but it will otherwise be retained in confidence according to Digital Offering’s privacy policy. Company hereby releases Digital Offering and its agents, from any and all claims or liabilities that might arise from the inquiry into or disclosure of any information in connection with the verifications background checks contemplated by this Section H, including claims under any federal, state, or local civil rights law and any claims for defamation or invasion of privacy.

I. Payments. All payments to be made to Digital Offering hereunder shall be made in cash by wire transfer of immediately available U.S. funds. If the fees to be paid to Digital Offering are denominated in a currency other than U.S. dollars, such fees shall be converted into U.S. dollars at the closing mid-market exchange rate in New York on the business day prior to that on which payment of the fees is to be made. No fee payable to Digital Offering hereunder shall be credited against any other fee due to Digital Offering. Company’s obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim. All amounts payable to Digital Offering or any other Indemnified Person (as hereinafter defined) under the terms of the Agreement shall be paid to Digital Offering or any other Indemnified Person free and clear of all deductions or withholdings. If the deduction or withholding is required by law, Company will pay such additional amount as will be required to ensure that the net amount received by Digital Offering or any other Indemnified Person is equal to the amount it would have received had no such deduction or withholding or charge been made. All fees and expenses payable under the provisions of the Agreement that are subject to any applicable value added, sales, turnover, consumption or similar tax, which will be payable by or charged to Company. If any payment to Digital Offering is not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of Digital Offering’s rights hereunder, including but not limited to reasonable and documented attorneys’ fees and expenses, whether collected or enforced by suit or otherwise.

Member FINRA/SIPC
1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

J. Participation in Proceedings. In additional to the other reimbursement obligations set forth in this Agreement, in the event Digital Offering or its directors, officers, employees, agents, affiliates and controlling persons (collectively, “Representatives”) must attend or participate in judicial or other proceedings to which it is not a party relating to the subject matter of this Agreement, Company shall pay Digital Offering or such Representatives an additional, per diem payment, per person, at Digital Offering’s or such Representatives customary rates, together with reimbursement of all reasonable and documented out-of-pocket expenses and disbursements, including reasonable and documented attorneys’ fees and disbursements incurred by Digital Offering or its Representatives in respect of their preparation for and participation in such proceedings. Digital Offering’s counsel and Representatives are intended third-party beneficiaries of this Section.

K. Electronic Signature & Counterparts. This Agreement may be executed by electronic or facsimile signature and in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument.

L. Entire Agreement & Amendment. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.

M. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Company and Digital Offering, including any successor of Company by merger or otherwise, as well as any company (a “Third Party”) that acquires Company through a merger between Company and a subsidiary of the Third Party or through that Third Party purchasing all or substantially all of Company’s assets.

N. Assignment. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party; provided, that Digital Offering may assign its rights under this Agreement to any party that acquires all or substantially all of Digital Offering’s assets.

O. Notice. All notices and other communications required hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy, telex or e-mail; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger or overnight courier, addressed (i) if to Company, at Company’s address as set forth above, attention: Chief Executive Officer, or at such other address and/or to such other addressee as Company shall have furnished to Digital Offering or (ii) if to Digital Offering, to the address sent forth herein, or at such other address and/or to such other addressee as Digital Offering shall have furnished to Company (Attention: Chief Executive Officer).

P. Severability. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

Q. No Further Obligation. Nothing in this Agreement is intended to obligate or commit Digital Offering to provide any services other than as set forth above.

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